Exhibit 99.2

March 21, 2018

Arena Pharmaceuticals Announces Pricing of Public Offering of Common Stock

SAN DIEGO, March 21, 2018 /PRNewswire/ – Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today announced the pricing of an underwritten public offering of 8,500,000 shares of its common stock at a price to the public of $41.50 per share. All of the shares are being sold by Arena. The gross proceeds from the offering are expected to be approximately $352.8 million, before deducting the underwriting discounts and commissions and offering expenses. The offering is expected to close on March 26, 2018, subject to customary closing conditions. In addition, Arena has granted the underwriters a 30-day option to purchase up to 1,275,000 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions.

Arena anticipates using the net proceeds from the offering for the clinical and preclinical development of drug candidates, including its planned Phase 3 programs for etrasimod for the treatment of ulcerative colitis and ralinepag for the treatment of pulmonary arterial hypertension, for general corporate purposes, including working capital and costs associated with manufacturing services, and for capital expenditures.

Citigroup, Leerink Partners, Cantor Fitzgerald, Credit Suisse and RBC Capital Markets are acting as joint book-running managers for the offering. Guggenheim Securities and JMP Securities are acting as co-managers for the offering.

The shares of common stock described above are being offered by Arena pursuant to a shelf registration statement filed by Arena with the Securities and Exchange Commission (SEC) that became automatically effective on July 11, 2017. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; or from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6132, or by email at syndicate@leerink.com; or from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com; or from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com; or from RBC Capital Markets LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Arena Pharmaceuticals

We are a biopharmaceutical company focused on developing novel, small molecule drugs with optimized receptor pharmacology designed to deliver clinical utility across multiple therapeutic areas. Our proprietary, internally-developed pipeline includes multiple potentially first- or best-in-class programs. Our three most advanced clinical programs are: ralinepag (APD811), which we are currently preparing for a Phase 3 program for pulmonary arterial hypertension; etrasimod (APD334), for which we are planning a Phase 3 program for ulcerative colitis and are continuing to study for other immune and inflammatory conditions; and APD371 for visceral pain conditions and which is being studied in a Phase 2 trial for treatment of pain associated with Crohn’s disease. In addition, we have collaborations with the following pharmaceutical companies: Everest Medicines Limited (ralinepag and etrasimod in Greater China and select countries in Asia), Axovant Sciences GmbH (nelotanserin—Phase 2), Boehringer Ingelheim International GmbH (undisclosed target - preclinical), and Eisai Co., Ltd. and Eisai Inc. (BELVIQ®/BELVIQ XR®—marketed products).

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. These statements may be identified by introductory words such as “may,” “expects,” “plan,” “believe,” “will,” “achieve,” “anticipate,” “would,” “should,” “subject to” or words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements include statements regarding Arena’s expectations with respect to the completion, timing and size of the public offering, and Arena’s anticipated use of the net proceeds from the offering. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the public offering; and those factors disclosed in Arena’s filings with the SEC, including our Form 10-K for the year ended December 31, 2017. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contact:

Kevin R. Lind

Arena Pharmaceuticals, Inc.

Executive Vice President and

Chief Financial Officer

klind@arenapharm.com

858.210.3636

Media Contact:

Matt Middleman, M.D.

LifeSci Public Relations

matt.middleman@lifescipublicrelations.com

646.627.8384